Exhibit 99.1

NEWS RELEASE

AFC ENTERPRISES REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2013;

INCREASES FISCAL 2013 EARNINGS GUIDANCE

ATLANTA, May 29, 2013 – AFC Enterprises, Inc. (NASDAQ: AFCE), the franchisor and operator of Popeyes® restaurants, today reported results for its first quarter 2013 which ended April 21, 2013. The Company also increased earnings guidance for fiscal 2013 and provided an update on its Strategic Plan.

Commenting on the first quarter performance, AFC Enterprises Chief Executive Officer Cheryl Bachelder stated, “We continue to demonstrate both the accelerating momentum of the Popeyes brand and its staying power. We increased our market share and are staying ahead of the broader QSR category in terms of same-store sales growth. We have an effective marketing strategy with innovative menu promotions and improving restaurant operations. This high-performance business model is enabling disciplined growth in domestic and international markets that are awaiting Popeyes arrival.”

First Quarter 2013 Highlights

•

Reported net income was $9.6 million compared to $8.3 million last year. On a diluted share basis, reported net income was $0.40 compared to $0.34 last year. Adjusted earnings per diluted share increased by 14% to $0.40 compared to $0.35 in 2012. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

•

Global same-store sales increased 4.5% rolling over a 7.4% increase last year. Domestic same-store sales increased 4.5% compared to an 8.1% increase in 2012. International same-store sales increased 4.1% versus a 2.3% increase last year. Our first quarter two-year same-store sales growth was 12.6% for domestic and 6.4% for international.

•	Global system-wide sales increased 10.2% compared to an 11.8% increase last year.

•	The Popeyes system opened 40 restaurants and permanently closed 24 restaurants, resulting in 16 net openings compared to 9 net openings last year.

•

Operating EBITDA was $18.1 million, or 30.0% of total revenues, compared to $16.0 million, or 30.3% of total revenues in the prior year. Operating EBITDA is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

•

The Company’s free cash flow was $11.5 million compared to $9.8 million in the first quarter of 2012. The Company invested $8.2 million in various capital projects and used approximately $5.0 million of cash to repurchase 138,100 shares of our common stock. Free cash flow is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

NEWS RELEASE

Strategic Plan Update

The Company continues to strengthen its competitive position in the restaurant industry and quick service restaurant sector by executing its Strategic Plan which is based on the following pillars:

•	Build a Distinctive Brand

•	The first quarter consisted of three consecutive successful national promotions: Butterfly Shrimp Tackle Box, Cajun Surf N’ Turf and Rip’n Chicken.

•

Popeyes’ first quarter domestic same-store sales of 4.5% represents the 12th consecutive quarter of positive results and the 20th consecutive quarter we have outpaced the Chicken-QSR category according to independent industry research. Our strong appeal to a broader audience, more effective messaging and sustained media has also led us to beat the overall QSR category for six consecutive quarters.

•	Run Great Restaurants

•

In the first quarter, we made several design changes to our Guest Experience Monitor, or GEM, in order to improve the accuracy and reduce the amount of time needed to take the survey. With these adjustments, GEM percent delighted scores were approximately 65% at the end of the first quarter.

•

As of the end of the first quarter, approximately 35% of the domestic system was in the new Popeyes Louisiana Kitchen image. We expect to end our fiscal year with approximately 60% of our domestic system in the new image. Excluding new restaurants, sales volumes of remodeled restaurants are trending approximately four percentage points higher than the system average based on preliminary data.

•	Grow Restaurant Profits

•

Average restaurant operating profit before rent of Popeyes domestic freestanding franchised restaurants increased by nearly $40,000 to 20.4% of total revenues for fiscal 2012, marking the fourth consecutive year of increased profits.

•

Our strong sales performance and our continued focus on cost saving initiatives helped offset commodity inflation of approximately 2% for the first quarter 2013. For full year 2013, we expect commodity costs to be essentially flat versus the prior year.

•	Accelerate Quality Restaurant Openings

•

The average annualized volumes of Popeyes new domestic freestanding restaurants opened in 2012 are trending at approximately $1.6 million compared to the overall system average of approximately $1.2 million.

•	Popeyes opened 23 domestic restaurants, representing the highest number of restaurants opened in the first quarter in seven years.

•

In the first quarter, the Company converted and franchised three of the 26 restaurants acquired in 2012 in California and Minnesota. Fees associated with the franchising of these units totaled approximately $700,000. The remaining 21 acquired restaurants are expected to be converted at a steady pace over the balance of 2013. Two acquired restaurants were converted and franchised in 2012.

NEWS RELEASE

•

In the first quarter, 17 new restaurants were opened internationally. The initial sales results of new international restaurants are trending higher than their respective market averages as a result of improved site selection and marketing support.

•	Create a Culture of Servant Leaders

•

Popeyes greatest opportunity lies in creating a guest experience that is as distinctive as our food. We believe the guest experience begins with employees. Using research and insights from employees and guests, we are building new tools to better support our restaurant leaders.

First Quarter 2013 Financial Performance Review

Total system-wide sales increased by 10.2% reflecting continued strong sales performance driven by our successful product promotions and our expanding domestic footprint. System-wide sales were comprised of $706.6 million in franchise restaurant sales and $23.9 million in company-operated restaurant sales.

Global same-store sales increased 4.5% compared to a 7.4% increase in 2012, for a two-year growth of 11.9%.

Total domestic same-store sales increased 4.5% compared to an 8.1% increase last year for a two-year growth of 12.6%.

Same-store sales growth of our company-operated restaurants was positive 3.1% in the first quarter compared to 4.6% for the domestic franchise system. The two-year same-store sales growth of Company-operated restaurants was 7.0%

International same-store sales increased 4.1% and represented the 13th consecutive quarter of positive same-store sales growth. First quarter two-year international same-store sales growth was 6.4%.

As a result of positive same-store sales growth and new restaurant growth, total revenues were $60.4 million, compared to $52.8 million last year, an increase of 14.4% year-over-year.

Company-operated restaurant operating profit (“ROP”) was $4.7 million, or 19.7% of sales, compared to $3.8 million, or 19.2% of sales, last year. The $0.9 million increase in ROP was due to an increase in same-store sales and sales at new company-operated restaurants. Company-operated restaurant operating profit is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

NEWS RELEASE

General and administrative expenses were $22.0 million, at 3.0% of system-wide sales, compared to $20.4 million, at 3.1% of system-wide sales last year. The $1.6 million increase was primarily attributable to international franchise development, international marketing support and Company restaurant development.

Operating EBITDA was $18.1 million, at 30.0% of total revenues, compared to $16.0 million, at 30.3% of total revenues, in 2012. The $2.1 million increase was primarily a result of strong same-store sales increases and higher Company-operated restaurant operating profit. The Company’s Operating EBITDA margin is among the highest in the QSR industry. Operating EBITDA is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

Reported net income grew to $9.6 million, or $0.40 per diluted share, compared to $8.3 million, or $0.34 per diluted share, last year. Adjusted earnings per diluted share were $0.40 compared to $0.35 last year. This improvement was primarily due to stronger same-store sales and higher average new store sales, partially offset by higher general and administrative expenses. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

As a result of strong revenue and operating profit, the Company generated free cash flow of $11.5 million compared to $9.8 million in 2012. As a percentage of total revenue, free cash flow increased to 19.0%, compared to 18.6% last year. Free cash flow is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

During the first quarter, the Company repurchased 138,100 shares of its common stock for approximately $5.0 million. These purchases were made in accordance with the Company’s previous stock repurchase guidance for 2013 of $15 to $20 million.

The Popeyes system opened 40 restaurants in the first quarter, which included 23 domestic and 17 international restaurants, compared to 26 openings last year. The Company permanently closed 24 restaurants, resulting in 16 net openings compared to 9 net openings in the first quarter of 2012. The 24 closures in 2013 included 7 domestic and 17 international restaurants.

On a system-wide basis, Popeyes had 2,119 restaurants operating at the end of the first quarter, compared to 2,044 at the end of the first quarter of 2012. Total unit count was comprised of 1,696 domestic and 423 international restaurants in 28 foreign countries and three territories. Of the domestic total, 1,650 were franchised and 46 were Company-operated restaurants.

Fiscal 2013 Guidance

The Company expects its fiscal 2013 global same-store sales growth to be at the upper end of its previously stated guidance of 3 to 4% based on first quarter performance. As a result, the Company also expects adjusted earnings per diluted share to be at the upper end of the range of its previously stated guidance of $1.37 to $1.42.

NEWS RELEASE

The Company reiterates the following guidance for fiscal 2013:

•	New restaurant openings in the range of 175-195 restaurants, and net restaurant openings in the range of 85 to 115.

•	Included in this total are 6 to 10 new Company-operated restaurants and approximately 60 international restaurants.

•	General and administrative expenses are expected to be $72 to $74 million.

•	Capital expenditures of $24 to $28 million, including the conversion of restaurants acquired in 2012 in California and Minnesota and the development of 6 to 10 Company-operated restaurants.

•	An expected effective income tax rate in 2013 of 37% compared to 36.3% in 2012.

•	The Company plans to repurchase approximately $15 to $20 million in outstanding shares, compared to $15.2 million of share repurchases in 2012.

Long-Term Guidance

Consistent with previous guidance, over the course of the upcoming five years, the Company believes the execution of its Strategic Plan will deliver on an average annualized basis the following results: same-store sales growth of 1 to 3%; net unit growth of 4 to 6%; and earnings per diluted share growth of 13 to 15%.

Conference Call

The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. Eastern Time on May 30, 2013, to review the results of first quarter 2013. To access the Company’s webcast, go to www.afce.com, select “Investor Information” and then select “AFC Enterprises First Quarter 2013 Earnings Conference Call.” A replay of the conference call will be available for 90 days at the Company’s website or through a dial-in number for a limited time following the call.

Corporate Profile

AFC Enterprises, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick-service chicken restaurant concept based on number of units. As of April 21, 2013, Popeyes had 2,119 restaurants operating in the United States, Puerto Rico, Guam, the Cayman Islands and 28 foreign countries. AFC’s primary objective is to deliver industry-leading growth in sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional support systems and services to its franchisee owners. AFC Enterprises can be found at www.afce.com.

AFC Enterprises, Inc. Contact Information

Investor inquiries:

Rebecca Gardy, Director, Finance & Investor Relations

(404) 459-4673 or investor.relations@afce.com

NEWS RELEASE

OR

Media inquiries:

Alicia Thompson, Vice President, Popeyes Communications & Public Relations

(404) 459-4572 or popeyescommunications@popeyes.com

Supplemental Financial Information on pages 7 – 16.

NEWS RELEASE

AFC Enterprises, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(In millions, except share data)

	4/21/2013	12/30/2012
ASSETS
Current assets:
Cash and cash equivalents	$13.3	$17.0
Accounts and current notes receivable, net	8.1	7.3
Other current assets	4.7	4.2
Advertising cooperative assets, restricted	29.7	25.7

Total current assets	55.8	54.2

Long-term assets:
Property and equipment, net	57.7	51.3
Goodwill	11.1	11.1
Trademarks and other intangible assets, net	53.8	53.9
Other long-term assets, net	1.7	1.9

Total long-term assets	124.3	118.2

Total assets	$180.1	$172.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6.5	$7.6
Other current liabilities	4.8	5.9
Current debt maturities	6.3	6.0
Advertising cooperative liabilities	29.7	25.7

Total current liabilities	47.3	45.2

Long-term liabilities:
Long-term debt	63.6	66.8
Deferred credits and other long-term liabilities	28.8	26.2

Total long-term liabilities	92.4	93.0

Commitments and contingencies
Shareholders’ equity:
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 issued and outstanding)	—	—
Common stock ($.01 par value; 150,000,000 shares authorized; authorized; 23,867,434 and 23,907,428 shares issued and outstanding at April 21, 2013 and December 30, 2012, respectively)	0.2	0.2
Capital in excess of par value	84.1	87.6
Accumulated deficit	(43.2)	(52.8)
Accumulated other comprehensive loss	(0.7)	(0.8)

Total shareholders’ equity	40.4	34.2

Total liabilities and shareholders’ equity	$180.1	$172.4

NEWS RELEASE

AFC Enterprises, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(In millions, except per share data)

	16 Weeks Ended
	4/21/2013	4/15/2012
Revenues:
Sales by company-operated restaurants	$23.9	$19.8
Franchise revenues	35.2	31.7
Rent and other revenues	1.3	1.3

Total revenues	60.4	52.8

Expenses:
Restaurant employee, occupancy and other expenses	11.3	9.4
Restaurant food, beverages and packaging	7.9	6.6
Rent and other occupancy expenses	1.1	0.9
General and administrative expenses	22.0	20.4
Depreciation and amortization	1.8	1.3
Other expense (income), net	0.1	—

Total expenses	44.2	38.6

Operating profit	16.2	14.2
Interest expense, net	1.1	1.1

Income before income taxes	15.1	13.1
Income tax expense	5.5	4.8

Net income	$9.6	$8.3

Earnings per common share, basic:	$0.41	$0.34

Earnings per common share, diluted:	$0.40	$0.34

Weighted-average shares outstanding:
Basic	23.6	24.1

Diluted	24.3	24.6

NEWS RELEASE

AFC Enterprises, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(In millions)

	16 Weeks Ended
	4/21/2013	4/15/2012
Cash flows provided by (used in) operating activities:
Net income	$9.6	$8.3
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1.8	1.3
Asset write-downs	0.1	0.1
Net gain on sale of assets	—	(0.1)
Deferred income taxes	0.1	0.4
Non-cash interest expense, net	0.1	0.1
Provision for credit losses	—	(0.1)
Excess tax benefits from share-based payment arrangements	(1.5)	(0.8)
Stock-based compensation expense	1.4	1.4
Change in operating assets and liabilities:
Accounts receivable	(0.8)	0.3
Other operating assets	0.9	3.1
Accounts payable and other operating liabilities	(1.7)	(3.6)

Net cash provided by operating activities	10.0	10.4

Cash flows used in investing activities:
Capital expenditures	(8.2)	(1.2)

Net cash used in investing activities	(8.2)	(1.2)

Cash flows provided by (used in) financing activities:
Principal payments—2010 Credit Facility (term loan)	(2.8)	(2.5)
Share repurchases	(5.0)	(3.3)
Proceeds from exercise of employee stock options	0.8	0.4
Excess tax benefits from share-based payment arrangements	1.5	0.8

Other financing activities, net	—	(0.2)

Net cash used in financing activities	(5.5)	(4.8)
Net increase (decrease) in cash and cash equivalents	(3.7)	4.4
Cash and cash equivalents at beginning of year	17.0	17.6

Cash and cash equivalents at end of quarter	$13.3	$22.0

NEWS RELEASE

AFC Enterprises, Inc.

Same-store sales and restaurant count

	16 Weeks Ended
	4/21/2013	4/15/2012
Same-store sales growth
Company-operated restaurants	3.1%	3.9%
Domestic franchised restaurants	4.6%	8.3%
Total domestic (company-operated and franchised restaurants)	4.5%	8.1%
International franchised restaurants	4.1%	2.3%
Total global system	4.5%	7.4%
Company-operated restaurants (all domestic)
Restaurants at beginning of quarter	45	40
New restaurant openings	1	—

Restaurants at end of quarter	46	40
Franchised restaurants (domestic)
Restaurants at beginning of quarter	1,634	1,587
New restaurant openings	22	11
Permanent closings	(7)	(8)
Temporary (closings)/re-openings, net	1	(1)

Restaurants at end of quarter	1,650	1,589
Franchised restaurants (international)
Restaurants at beginning of quarter	425	408
New restaurant openings	17	15
Permanent closings	(17)	(9)
Temporary (closings)/re-openings, net	(2)	1

Restaurants at end of quarter	423	415
Total restaurant count at end of quarter	2,119	2,044

NEWS RELEASE

Management’s Use of Non-GAAP Financial Measures

Adjusted earnings per diluted share, Operating EBITDA, Company-operated restaurant operating profit, and Free cash flow are supplemental non-GAAP financial measures. The Company uses Adjusted earnings per diluted share, Operating EBITDA, Company-operated restaurant operating profit, and Free cash flow, in addition to net income, operating profit and cash flows from operating activities to assess its performance and believes it is important for investors to be able to evaluate the Company using the same measures used by management. The Company believes these measures are important indicators of its operational strength and the performance of its business. Adjusted earnings per diluted share, Operating EBITDA, Company-operated restaurant operating profit and Free cash flow as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. In addition, adjusted earnings per diluted share, Operating EBITDA, Company-operated restaurant operating profit and Free cash flow: (a) do not represent net income, cash flows from operations or earnings per share as defined by GAAP; (b) are not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered as an alternative to net income, earnings per share, operating profit, cash flows from operating activities or other financial information determined under GAAP.

NEWS RELEASE

Adjusted earnings per diluted share: Calculation and Definition

The Company defines adjusted earnings for the periods presented as the Company’s reported net income after adjusting for certain non-operating items consisting of the following:

(i)	other expense (income), net, as follows:

•	first quarter 2013 includes $0.1 million in asset write downs;

•	first quarter 2012 includes $0.1 million in asset write downs offset by $0.1 million gain on the sale of assets;

•	fiscal 2012 includes $0.9 million in gains on sale of real estate assets to franchisees, partially offset by $0.3 million of asset write downs and $0.1 million of hurricane-related expenses, net;

(ii)	for first quarter 2012 and fiscal 2012, $0.5 million in legal fees related to licensing arrangements; and

(iii)	the tax effect of these adjustments.

Adjusted earnings per diluted share provides the per share effect of adjusted net income on a diluted basis. The following table reconciles on a historical basis for first quarter 2013, first quarter 2012 and fiscal 2012, the Company’s adjusted earnings per diluted share on a consolidated basis to the line on its condensed consolidated statements of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its condensed consolidated statements of operations to adjusted earnings per diluted share:

(in millions, except per share data)	Q1 2013	Q1 2012	Fiscal 2012
Net income	$9.6	$8.3	$30.4
Other expense (income), net	0.1	—	(0.5)
Legal fees related to licensing arrangements	—	0.5	0.5
Tax effect	(0.1)	(0.2)	—

Adjusted earnings	$9.6	$8.6	$30.4

Adjusted earnings per diluted share	$0.40	$0.35	$1.24

Weighted average diluted shares outstanding	24.3	24.6	24.5

NEWS RELEASE

Operating EBITDA: Calculation and Definition

The Company defines Operating EBITDA as “earnings before interest expense, taxes, depreciation and amortization, other expenses (income), net and legal fees related to licensing arrangements”. The following table reconciles on a historical basis for first quarter 2013 and first quarter 2012, the Company’s earnings before interest expense, taxes, depreciation and amortization, other expenses (income), net and legal fees related to licensing arrangements (“Operating EBITDA”) on a consolidated basis to the line on its condensed consolidated statements of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its condensed consolidated statements of operations to Operating EBITDA. “Operating EBITDA as a percentage of Total revenues” is defined as “Operating EBITDA” divided by “Total revenues”.

(dollars in millions)	Q1 2013	Q1 2012
Net income	$9.6	$8.3
Interest expense, net	1.1	1.1
Income tax expense	5.5	4.8
Depreciation and amortization	1.8	1.3
Other expenses (income), net	0.1	—
Legal fees related to licensing arrangements	—	0.5

Operating EBITDA	$18.1	$16.0

Total revenues	$60.4	$52.8

Operating EBITDA as a percentage of Total revenues	30.0%	30.3%

NEWS RELEASE

Company-operated restaurant operating profit: Calculation and Definition

The Company defines adjusted Company-operated restaurant operating profit as “sales by Company-operated restaurants” minus “restaurant employee, occupancy and other expenses” minus “restaurant food, beverages and packaging”. The following table reconciles on a historical basis for first quarter 2013 and first quarter 2012, Company-operated restaurant operating profit to the line item on its condensed consolidated statements of operations entitled “sales by Company-operated restaurants,” which the Company believes is the most directly comparable GAAP measure on its condensed consolidated statements of operations to Company-operated restaurant operating profit. “Company-operated restaurant operating profit margin” is defined as “Company-operated restaurant operating profit” divided by “sales by Company-operated restaurants”.

(dollars in millions)	Q1 2013	Q1 2012
Sales by company-operated restaurants	$23.9	$19.8
Restaurant employee, occupancy and other expenses	11.3	9.4
Restaurant food, beverages and packaging	7.9	6.6

Company-operated restaurant operating profit	$4.7	$3.8

Company-operated restaurant operating profit margin	19.7%	19.2%

NEWS RELEASE

Free cash flow: Calculation and Definition

The Company defines Free cash flow as “net income” plus “depreciation and amortization”, plus “stock-based compensation expense”, minus “maintenance capital expenditures” (which includes: for first quarter 2013, $1.1 million in Company-operated restaurant reimages and $0.2 million of information technology hardware and software and other capital assets to maintain, replace and extend the lives of Company-operated restaurant facilities; and for first quarter 2012, $1.0 million in Company-operated restaurant reimages, $0.2 million of information technology projects and in other capital assets to maintain, replace and extend the lives of Company-operated restaurant facilities).

The following table reconciles on a historical basis for first quarter 2013 and first quarter 2012, the Company’s Free cash flow on a consolidated basis to the line on its condensed consolidated statements of operations entitled “Net income”, which the Company believes is the most directly comparable GAAP measure on its condensed consolidated statements of operations to Free cash flow. “Free cash flow margin” is defined as “Free cash flow” divided by “Total revenue.”

(dollars in millions)	Q1 2013	Q1 2012
Net income	$9.6	$8.3
Depreciation and amortization	1.8	1.3
Stock-based compensation expense	1.4	1.4
Maintenance capital expenditures	(1.3)	(1.2)

Free cash flow	$11.5	$9.8

Total revenue	$60.4	$52.8

Free cash flow margin	19.0%	18.6%

Forward-Looking Statement: Certain statements in this Press Release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this Press Release include discussions regarding the Company’s planned implementation of its strategic plan, planned share repurchases, projections and expectations regarding same-store sales for fiscal 2013 and beyond, expectations regarding future growth and commodity costs, expectations regarding restaurant reimaging, guidance for new restaurant openings and closures, effective income tax rate, and the Company’s anticipated 2013 and long-term performance, including projections regarding general and administrative expenses, capital expenditures and adjusted earnings per diluted share, and similar statements of belief or expectation regarding future events. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food

NEWS RELEASE

retailers, continued disruptions in the financial markets, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, general economic conditions, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our 2010 Credit Facility, our ability to comply with the repayment requirements, covenants, tests and restrictions contained in our 2010 Credit Facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, effects of volatile gasoline prices, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in the Company’s 2012 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.